Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 30, 2026 (June 8, 2026 as to the effects of the reverse stock split described in Note 17) relating to the financial statements of Bending Spoons S.p.A. and subsidiaries. We also consent to the reference to us under the heading Experts in such Registration Statement.

/s/ Deloitte & Touche S.p.A.

Milan, Italy

June 8, 2026